Exhibit 99.2

Transcript of

Thomas Group, Inc. (TGIS)

Third Quarter 2009 Earnings Conference Call

November 10, 2009

Participants

Michael E. McGrath – Executive Chairman of the Board – Thomas Group, Inc.

Frank W. Tilley – Vice President & Interim Chief Financial Officer – Thomas Group, Inc.

Earle Steinberg – President & Chief Executive Officer – Thomas Group, Inc.

Presentation

Operator

Ladies and gentlemen, thank you for your patience in holding.  We now have our speakers in conference.  Please be aware that each of your line is in a listen-only mode.  At the conclusion of our speakers’ presentation, we will open the floor for questions.  Instructions will be given at that time on the procedure to follow if you would like to ask a question.

It is now my pleasure to turn this morning’s conference over to Frank Tilley.  You may begin sir.

Frank W. Tilley – Vice President & Interim Chief Financial Officer – Thomas Group, Inc.

Thank you.  Good morning.  This is Frank Tilley, Interim CFO and Vice President of Thomas Group.  Welcome to the third quarter 2009 Earnings Conference Call for Thomas Group of Irving, Texas.  Representing Thomas Group today are Michael McGrath, the Executive Chairman; Earle Steinberg, Chief Executive Officer and President and myself.  Thank you for your interest in Thomas Group.

Following management’s comments, there will be a question-and-answer session.  Thomas Group’s third quarter 2009 earnings announcement was released late yesterday.  If you did not receive this release, please call our offices at 1-800-826-2057, extension 4438, and we will fax or e-mail you a copy of the release.  That number again is 1-800-826-2057, extension 4438.

Before we begin management’s comments, let me remind you that while Thomas Group does not provide projections, management may discuss forward-looking information.  Any statements in this discussion that are not strictly historical statements about our beliefs and expectations are forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995.

These forward-looking statements involve certain risk and uncertainty that could cause actual results to differ materially from those expressed or implied by these statements including general economic and business conditions that may impact clients’ and the company’s revenues, timing and the awarding of customer contracts, revenue recognition, competition and cost factors, as well as other factors detailed from time-to-time in the company’s filings with the SEC, including the company’s Form 10-K for the year ended December 31, 2008.

These forward-looking statements may be identified by words such as anticipate, expect, suggest, plan, believe, intend, estimates, targets, projects, could, should, may, would, continue, forecast and other similar expressions.  These forward-looking statements speak only as of the date of this discussion.  Except as required by law, the company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to the forward-looking statements contained in this discussion to reflect any change in the company’s expectations with regard to such statements or any change of events, conditions, or circumstances, upon which any such statement is based.

At this time, I would like to introduce Michael McGrath, the Executive Chairman.

Michael E. McGrath – Executive Chairman of the Board – Thomas Group, Inc.

Thank you, Frank.  Good morning to all and thank you for joining us on today’s call.  I want to spend a few minutes bringing you up-to-date on our strategy and vision for Thomas Group and then Frank will review the results in more detail.  Following that, Earle will review our progress.

Our commitment to you, our shareholders, as well as our employees and clients, continues to be to grow a strong, successful and growing consulting firm on the foundation of the excellent reputation that Thomas Group has built over the last 30 years by delivering great results to its many clients.  In a few minutes, Earle will discuss his continuing efforts to reposition Thomas Group.  As can be seen on comparisons this quarter on our financials, we have aggressively reduced SG&A costs over the last four quarters by 40%.  For the last several quarters we have devoted relatively significant resources to our business development efforts. We feel that we have made significant progress in rebuilding our pipeline of potential business.

However, until the company can translate this improved pipeline into actual additional revenues, we do not expect to be profitable.  We’ve had seen some evidence of success, but unfortunately, it is not yet a sustained level of new business that will return us to profitability.  Fortunately, we still have a good cash position and we have no short-term or long-term debt.

At the end of the second quarter, we had $6.5 million in cash and cash equivalents or about $0.60 per share.  Since it is now probable that we will have a loss for the full year of 2009, we anticipate a tax refund by mid-2010 for a portion of our tax loss.  This tax refund will provide additional cash resources for us in 2010.  The amount of the tax refund will depend on our final tax loss for the year.

We recognize that our resources are not unlimited, however, and thus we must continue to try to minimize our costs while continuing to work to build the revenue that is necessary for our return to profitability.

As previously announced, we have continued to repurchase stock under Rule 10b5-1 Plan that we began on April 7, 2008.  In October 2008, the board of directors increased the authorized repurchase limit by an additional 300,000 shares to a total of 805,450 shares.  As of September 30, 2009, we had repurchased 676,900 shares at a total cost of $1.127 million.  For the third quarter 2009, we repurchased 48,294 shares at a total cost of $41,102, or an average of $0.85 per share.  We are continuing to repurchase stock in November.

Under the 10b5-1 Plan, the broker is authorized to repurchase the maximum number of shares permitted by regulations or by market trading each day if that is lower than the number of shares permitted by regulations.  Trading rules set a limit each week for daily purchases under this type of plan based on 25% of the average daily volume for the previous four weeks.  Although our broker has the capability of purchasing blocks in excess of the maximum daily limits under the plan and subject to applicable regulations, we rarely have been able to execute trades for this additional volume.

Since the company is repurchasing the maximum permissible number of shares each day, the key officers and employees cannot purchase stock during this repurchase program because they are subject to the same overall limitations on daily purchases that the company is using for its repurchases.

As previously announced, on September 16, 2009, the company received two NASDAQ staff deficiency letters indicating that the company no longer complies with the listing requirements for the NASDAQ Global Market.  The first letter related to the requirement to maintain a minimum closing bid price of $1.00 per share for 10 consecutive days.  We have until March 15, 2010 to regain compliance with this rule.

The second letter related to the requirement to maintain a minimum market value of $5 million for our publicly held shares excluding shares held by directors and officers.  We have until December 15, 2009 to regain compliance with this rule.  If we fail to regain and maintain the minimum market value by December 15, 2009, we may apply for listing on the NASDAQ Capital Market which has lower market value requirements.  However, in order to maintain our listing on the NASDAQ Capital Market we will still need to maintain an average minimum closing bid price of $1.00 per share by March 15, 2010.  Failure to comply with this requirement could result in our delisting from NASDAQ.

Let me turn our discussion now over to Frank.  Frank?

Frank W. Tilley – Vice President & Interim Chief Financial Officer – Thomas Group, Inc.

Thank you, Michael.  Revenue for the third quarter of 2009 was $2.1 million compared to $3.8 million for the third quarter of 2008.  Consulting revenue from U.S. government clients represented by our government practice was $0.5 million, or 23% of revenue, in the third quarter 2009 compared to $0.7 million, or 18% of revenue, in the third quarter of 2008.  Consulting revenue from commercial clients represented by aerospace and defense, healthcare, transportation and logistics and European practices was $1.3 million, or 62% of revenue, in the third quarter of 2009, compared to $2.7 million, or 71% of revenue, in the third quarter of 2008.

Reimbursement of expenses was $0.3 million, or 15% of revenue, in the third quarter of 2009 compared to $0.4 million, or 11% of revenue, in the third quarter of 2008.  This decline is primarily related to the lower travel required for the lower revenue in 2009.

Gross profit margins for the third quarter of 2009 were 34% compared to 29% for the third quarter of 2008.  The increase in the quarterly gross margin is mainly related to a decrease in payroll under our variable cost model and a decrease in unreimbursed travel related to expenses in the third quarter of 2009.

SG&A costs for the third quarter of 2009 were $2.6 million compared to $4.4 million in the third quarter of 2008.  The $1.8 million decrease is primarily related to a $0.2 million decrease in stock based compensation during the third quarter of 2009, a $0.6 million decrease in sales commissions, accrued executive bonus, a $0.5 million decrease in payroll costs due to the decline in the number of consultants employed, a $0.1 million decrease in travel-related costs and a $0.4 million decrease in other costs due to decline in activities compared to the same period in 2008.

During the quarter, we wrote off a bad debt in the amount of $68,000, although we continue to pursue collection of this amount.  Other income for the third quarter of 2009 included a collection of a $0.2 million bad debt written off in 2008.  We also received credits for audit adjustments on the insurance premiums of $0.1 million.  Both of these items were included in other income.

Working capital decreased from $13.2 million at December 31, 2008 to $9.4 million at September 30, 2009 due primarily to our operating loss for the first nine months of 2009.  We continue to have a relatively strong balance sheet and no long-term or short-term debt.  We anticipate receiving a tax refund from our 2009 loss by mid-2010.  At the present time, we estimate that our working capital, combined with our anticipated tax refund in 2010, will be sufficient to fund our operations until we are able to return to profitability.  We continue to assess the situation on an ongoing basis.

In addition to previously announced efforts, we continue to seek additional ways to reduce costs.  As of September 30, 2009 we had 23 consultants on furlough.  These furloughed consultants will be offered the opportunity to return to the payroll if and when we develop client engagements that require their individual skill sets.  In addition to these reductions in payroll costs, we have aggressively worked to reduce other costs wherever possible.

Now I’ll turn the call over to Earle who will discuss the plans for Thomas Group.  Earle?

Earle Steinberg – President & Chief Executive Officer – Thomas Group, Inc.

Thank you, Frank.  As we’ve discussed previously, the deterioration of the economic situation in the fourth quarter of 2008 and continuing into 2009 has made the challenges of our recovery more difficult.  We continue to believe that our unique set of expertise and capabilities positions us to continue to provide real and tangible results for clients by improving their profits and reducing their costs more quickly and more effectively than they are able to do without our help.

Our prospect list and pipeline is significantly improved in both quantity and quality.  Over the last couple of quarters, we focused much of our business development efforts on developing strategic relationships with other firms that have the ability to deliver large, complex solutions to clients but who do not have our expertise in organizational change management and process improvement.

In the current economy, the sales cycle can be extended and require more levels in approval for new projects of the type we’re now pursuing.  We feel that in many cases, this has delayed booking new business.

In late October, subsequent to quarter end, we announced that Harrison Goldman has been appointed Transportation Practice Leader.  Harrison has over 25 years of senior management experience and is an expert in managing and implementing business process improvement solutions.  His most recent experience with Thomas Group includes overseeing the delivery of large implementation projects including the creation and implementation of complete operational and financial solutions for our clients.  Also in late October, we announced the results of our TG report survey entitled “Hospital-Physician Alignment, a Model for Success” which demonstrates the positive financial impact of alignment.  The survey shows that when close alignment exists between physicians and healthcare leaders, they share a common understanding of mission and vision and agreement on key goals and objectives, a consensus on critical priorities, and adaptive culture and a willingness to focus energy on these priorities.  This survey is the cornerstone of our efforts over the next few months as we market our healthcare practice to both hospital and physician practice groups who are coping with the many changes, both actual and proposed, to healthcare delivery in the U.S.

As Michael and Frank have discussed, we continue to work hard to reduce our fixed costs both by the furlough of consultants not actively working on client engagements and focusing on expense reduction throughout the organization.  Given the current period of stress in the economies worldwide, we believe that our emphasis on product and service offerings designed to improve our clients’ operating margins positions us well in this recovery phase of our renewal strategy and on into the growth phase.

It is not easy and will not occur quickly, but we’re confident that we’re on the right course to achieve the end results we, as your management team, and you as our shareholders expect.  We will continue to leverage our process value management expertise, but we also have introduced new client value propositions.  These new consulting offerings address what we believe are the major concerns of many of our potential industrial clients in these difficult times: cost reduction, capital expenditure avoidance or delay and improvements in gross margin.

We are also emphasizing our ability to help drive sustainable results in a fairly short time that justifies the investment in our services even in this difficult economy.  We believe that we have an aggressive but reasonable plan to rebuild Thomas Group and the financial resources to execute it in a manner that will enable long-term success.  We are committed as we implement our plan to address the issues that have resulted in previous cycles of boom and bust in our company.  We are creating a new culture at Thomas Group around focus teams that create and deliver increased value for clients in new and innovative ways.

This provides us the opportunity to build on the reputation and past success of Thomas Group while expanding the future opportunities for us in the market.  We appreciate your support through this period and look forward to future calls when we can report on our progress.

Now, I will turn the call over to our moderator for any questions you might have.

Operator

Thank you.  Ladies and gentlemen, at this time, we would now like to open the floor for question.  If you would like to ask a question, please press the * key followed by the 1 key on your touchtone phone now.  Questions will be taken in the order in which they are received.  If at any time, you would like to remove yourself from the questioning queue, please press *2.  once again, to ask a question is *1 on your touchtone phone now.

Our first question will come from Mark Jordan – Noble Financial.  Mr. Jordan, go ahead.

Mark C. Jordan – Noble Financial

Thank you.  I’m sorry, I had my mute on.

Two quick questions.  Number one, can you tell, if you have a sense if your revenue base has stabilized?  And then secondly, any sense on do you have a target on where you would hope — at what time would you hope to reach that kind of breakeven run rate?  That was kind of question one.

Question number two, what would be the size and the timing of the tax refund?

Michael E. McGrath – Executive Chairman of the Board – Thomas Group, Inc.

Let me respond.  This is Mike McGrath.  We’re hoping that our revenue stabilizes.  It’s tough to tell right now and, you know, we don’t want to predict, you know, when we will increase that revenue base.  We have a strong pipeline but the conversion of that pipeline into a consistent revenue stream is, you know, still something that we have to make happen.  That is, you know, on those first questions.

On the second question on the tax refund, it’s going to depend on the loss for 2009.  Our thinking right now, it will be about $2 million approximately but that will be finalized when we’ve close the books for 2009.

Mark C. Jordan – Noble Financial

In what month should that be expected?

Michael E. McGrath – Executive Chairman of the Board – Thomas Group, Inc.

Probably by mid-year May, maybe June.

Mark C. Jordan – Noble Financial

Thank you very much.

Michael E. McGrath – Executive Chairman of the Board – Thomas Group, Inc.

You’re welcome.

Operator

Thank you.  Again, ladies and gentlemen, as a reminder, if you would like to ask a question, please press the * key followed by the 1 key on your touchtone phone now.

Our next question will come from John Frankola – Vista Investment Management.

John D. Frankola – Vista Investment Management

Good morning.  If you look at the progress that you’ve made in terms of cutting SG&A over the past year, you seem to keep on cutting your expenses but your revenues are declining at a faster rate obviously, and looking at the fact that you have about $2.6 million of SG&A this past quarter, it begs the question of what sort of revenue would that support?  In other words, when you had a normal run rate, your SG&A was maybe running at 25% or 30% of revenue.  It would almost say that you have an infrastructure in place to support $10 million of quarterly revenue.  Is there any hope of achieving that any time soon?  Because I don’t want to answer the question for you, but it would either seem that you have to continue to cut SG&A dramatically or you’re looking at some sort of big multiple in terms of revenue exploding over the next several quarters if your pipeline comes through.  Can you comment on which one of those two things might happen: further declines in SG&A or finally a big increase in revenues?

Michael E. McGrath – Executive Chairman of the Board – Thomas Group, Inc.

John, it’s Mike McGrath again.

We are giving our priority to increasing revenue.  And that’s the first thing that needs to happen.  We reluctantly continue to cut expenses as we’re disappointed in the results of converting our pipeline into revenue.  I don’t know if I would characterize it as exploding at some point in time in revenue, but we still remain confident that we have a pipeline that can produce, you know, a turnaround in revenue and stop the decline in revenue.  We are, as I said, cutting SG&A expenses, you know, reluctantly as a result of disappointments in the timing of revenue conversion.

John D. Frankola –  Vista Investment Management

Okay, -

Michael E. McGrath – Executive Chairman of the Board – Thomas Group, Inc.

We don’t have a timeline for that.  I wish that we did so.

John D. Frankola –  Vista Investment Management

So, in terms of the pipeline, you know, one might say, well if you are carrying that sort of SG&A base, you are really looking for the potential of a large increase.  And so, when everything fell apart with the government work, you know, with 85% of your business, your revenue dropped off a cliff.  Do you have any large projects out there where you could actually double your revenue in a quarter or triple your revenue?  Or basically are we looking at small incremental increases because you’re just not bidding the types of projects that you had before that if we see this grow, it’s going to be a, you know, 10% or 15% or 20% a quarter and there is no hope of seeing a one-large contract.?  In other words, if you could describe your pipeline I guess.

Michael E. McGrath – Executive Chairman of the Board – Thomas Group, Inc.

You know, the pipeline is a pretty good mixture of smaller entry level projects that we hope will develop long-term relationships as well as some large contracts that we’re working on, as Earle mentioned, with third parties for a large portion of a very large contract.  So it’s a mixture.  The larger projects take a lot longer to close, particularly in today’s economy, and that’s one of our frustrations, but, it is a mixture.  We are continuing to set our objective to return Thomas Group to be a much larger company, and to do that we have to focus on not just small, kind of hand-to-mouth projects, but also large contracts that will give us a consistent revenue stream over a long period of time either through a large contract or through what we expect would be a continuing series of contracts over time.  So, our goal is to grow revenue back to a good size and not just grow it slightly, but it is taking more time to do that.

John D. Frankola –  Vista Investment Management

Okay, thank you.  I’ll go back in queue.

Operator

Thank you.  Again, if you would like to ask a question, please press the * key followed by the 1 key on your touchtone phone now.

Well, gentlemen, at this time we have no further questions in the queue.

Frank W. Tilley – Vice President & Interim Chief Financial Officer – Thomas Group, Inc.

Thank you, Shawn.

The management of Thomas Group appreciates your participation in the call today.  If you need additional information please do not hesitate to get in touch with us.  If you missed any part of this call or have an associate who was not able to listen to the call, a replay line will be available by 5:00 p.m. Central Time today and will run for 60 days.  U.S. callers may call 877-919-4059 and international callers may call 334-323-7226.  The conference call replay pass code is 93298766#.  Have a great day and thank you.

Operator

Thank you.  Ladies and gentlemen, at this time, this conference has now ended.  You may disconnect your phone lines and have a great rest of the week.